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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                  Peplin, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    U7117K107
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                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
              1954 Greenspring Drive, Suite 600, Timonium, MD 21093
                                 (410) 842-4015
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  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                November 11, 2009
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)
================================================================================

                                  Schedule 13D

Item 1. Security and Issuer.
        -------------------

     This statement relates to the Common Stock, $.001 par value (the "Common Stock") of Peplin, Inc. (the "Issuer") having its principal executive office at 6475 Christie Avenue, Emeryville, CA 94608.

Item 2. Identity and Background.
        -----------------------

     This statement is being filed by New Enterprise Associates 12, Limited Partnership ("NEA 12"), NEA Partners 12, Limited Partnership ("NEA Partners 12"), which is the general partner of NEA 12, NEA 12 GP, LLC ("NEA 12 GP"), which is the general partner of NEA Partners 12, and Michael James Barrett ("Barrett"), Peter J. Barris ("Barris"), Forest Baskett ("Baskett"), Ryan D. Drant ("Drant"), Patrick J. Kerins ("Kerins"), Krishna S. Kolluri ("Kolluri"),
C. Richard Kramlich ("Kramlich"), Charles M. Linehan ("Linehan"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry") and Scott D. Sandell ("Sandell"), (collectively, the "Managers"). The Managers are the individual managers of NEA 12 GP. NEA 12 GP, NEA Partners 12, NEA 12 and the Managers are sometimes referred to collectively herein as the "Reporting Persons."

     The address of the principal business office of NEA 12, NEA Partners 12, NEA 12 GP and Newhall is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of the principal business office of Baskett, Kolluri, Kramlich, Linehan, Perry and Sandell is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barrett, Barris, Drant and Kerins is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.

     The principal business of NEA 12 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners 12 is to act as the general partner of NEA 12. The principal business of NEA 12 GP is to act as the general partner of NEA Partners 12. The principal business of each of the Managers is to act as managers of NEA 12 GP and a number of affiliated partnerships with similar businesses.

     During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of NEA 12 and NEA Partners 12 is a limited partnership organized under the laws of the State of Delaware. NEA 12 GP is a limited liability company organized under the laws of the State of Delaware. Each of the Managers is a United States citizen.

Item 3. Source and Amount of Funds or Other Consideration.
        -------------------------------------------------

        Not applicable.

Item 4. Purpose of Transaction.

        Not applicable.

Item 5. Interest in Securities of the Issuer.
        ------------------------------------

     Each Reporting Person has ceased to own beneficially five percent (5%) or more of the Issuer's outstanding Common Stock.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to
        ------------------------------------------------------------------------
        Securities of the Issuer.
        ------------------------

        Not applicable.

Item 7. Material to be Filed as Exhibits.
        --------------------------------

        Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

        Exhibit 2 - Power of Attorney regarding Schedule 13D filings.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: November 25, 2009


NEW ENTERPRISE ASSOCIATES 12,
  LIMITED PARTNERSHIP

By:  NEA PARTNERS 12, LIMITED PARTNERSHIP
     General Partner

By:  NEA 12 GP, LLC
     General Partner

By:             *
     --------------------------------------
     Eugene A. Trainor III
     Administrative Manager


NEA PARTNERS 12, LIMITED PARTNERSHIP

By:  NEA 12 GP, LLC
     General Partner

By:             *
     --------------------------------------
     Eugene A. Trainor III
     Administrative Manager


NEA 12 GP, LLC

By:             *
     --------------------------------------
     Eugene A. Trainor III
     Administrative Manager



         *
-------------------------------------------
Michael James Barrett


         *
-------------------------------------------
Peter J. Barris


         *
-------------------------------------------
Forest Baskett

         *
-------------------------------------------
Ryan D. Drant


         *
-------------------------------------------
Patrick J. Kerins


         *
-------------------------------------------
Krishna S. Kolluri


         *
-------------------------------------------
C. Richard Kramlich


         *
-------------------------------------------
Charles M. Linehan


         *
-------------------------------------------
Charles W. Newhall III


         *
-------------------------------------------
Mark W. Perry


         *
-------------------------------------------
Scott D. Sandell





                                        */s/ Louis S. Citron
                                        ---------------------------------------
                                        Louis S. Citron
                                        As attorney-in-fact


This Schedule 13D was executed by Louis S. Citron on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached as
Exhibit 2.

                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Peplin, Inc.

     EXECUTED this 25th day of November, 2009

NEW ENTERPRISE ASSOCIATES 12,
  LIMITED PARTNERSHIP

By:  NEA PARTNERS 12, LIMITED PARTNERSHIP
     General Partner

By:  NEA 12 GP, LLC
     General Partner

By:             *
     --------------------------------------
     Eugene A. Trainor III
     Administrative Manager


NEA PARTNERS 12, LIMITED PARTNERSHIP

By:         NEA 12 GP, LLC
            General Partner

By:             *
     --------------------------------------
     Eugene A. Trainor III
     Administrative Manager


NEA 12 GP, LLC

By:             *
     --------------------------------------
     Eugene A. Trainor III
     Administrative Manager



         *
-------------------------------------------
Michael James Barrett


         *
-------------------------------------------
Peter J. Barris


         *
-------------------------------------------
Forest Baskett

         *
-------------------------------------------
Ryan D. Drant


         *
-------------------------------------------
Patrick J. Kerins


         *
-------------------------------------------
Krishna S. Kolluri


         *
-------------------------------------------
C. Richard Kramlich


         *
-------------------------------------------
Charles M. Linehan


         *
-------------------------------------------
Charles W. Newhall III


         *
-------------------------------------------
Mark W. Perry


         *
-------------------------------------------
Scott D. Sandell





                                           */s/ Louis S. Citron
                                           ------------------------------------
                                           Louis S. Citron
                                           As attorney-in-fact


This Agreement relating to Schedule 13D was executed by Louis S. Citron on behalf of the individuals listed above pursuant to a Power of Attorney a copy of which is attached hereto as Exhibit 2.

                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 2nd day of February, 2007.


                                           /s/  Forest Baskett
                                           ------------------------------------
                                           Forest Baskett

                                           /s/ M. James Barrett
                                           ------------------------------------
                                           M. James Barrett

                                           /s/ Peter J. Barris
                                           ------------------------------------
                                           Peter J. Barris

                                           /s/ Ryan Drant
                                           ------------------------------------
                                           Ryan Drant

                                           /s/ Paul Hsiao
                                           ------------------------------------
                                           Paul Hsiao

                                           /s/ Vladimir Jacimovic
                                           ------------------------------------
                                           Vladimir Jacimovic

                                           /s/ Patrick J. Kerins
                                           ------------------------------------
                                           Patrick J. Kerins

                                           /s/ Suzanne King
                                           ------------------------------------
                                           Suzanne King

                                           /s/ Krisna Kolluri
                                           ------------------------------------
                                           Krishna Kolluri

                                           /s/ C. Richard Kramlich
                                           ------------------------------------
                                           C. Richard Kramlich

                                           /s/ Charles M. Linehan
                                           ------------------------------------
                                           Charles M. Linehan

                                           /s/ Peter T. Morris
                                           ------------------------------------
                                           Peter T. Morris

                                           /s/ John M. Nehra
                                           ------------------------------------
                                           John M. Nehra

                                           /s/ Charles W. Newhall III
                                           ------------------------------------
                                           Charles W. Newhall III

                                           /s/ Mark W. Perry
                                           ------------------------------------
                                           Mark W. Perry

                                           /s/ Michael Raab
                                           ------------------------------------
                                           Michael Raab

                                           /s/ Scott D. Sandell
                                           ------------------------------------
                                           Scott D. Sandell

                                           /s/ Eugene A. Trainor III
                                           ------------------------------------
                                           Eugene A. Trainor III

                                           /s/ Sigrid Van Bladel
                                           ------------------------------------
                                           Sigrid Van Bladel

                                           /s/ Ravi Viswanathan
                                           ------------------------------------
                                           Ravi Viswanathan

                                           /s/ Harry Weller
                                           ------------------------------------
                                           Harry Weller